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                                                                    EXHIBIT 21.1

                              SUBSIDIARIES OF APAC

                             AS OF DECEMBER 29, 2002





                 APAC Customer Services, L.L.C.

                 APAC Customer Services General Partner, Inc.

                 APAC Customer Services of Illinois, Inc.

                 APAC Customer Services of Iowa, L.L.C.

                 APAC Customer Services of Texas, L.P.

                 ITI Holdings, Inc.